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                                 EXHIBIT (4)(c)
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                                                                    EXHIBIT 4(c)



                AMENDMENT NO. 1 FOR $450,000,000 CREDIT AGREEMENT


         This AMENDMENT NO. 1, dated as of November 13, 2001, among CMS Energy Corporation (the "BORROWER"), the lenders parties thereto as "lenders" (the "LENDERS"), Barclays Bank PLC, as administrative agent (the "ADMINISTRATIVE AGENT"), collateral agent (the "COLLATERAL AGENT") and issuing bank (the "ISSUING BANK"), Bank of America, N.A., and The Chase Manhattan Bank, as co-syndication agents (the "CO-SYNDICATION AGENTS"), and Citibank, N.A., and Union Bank of California, as documentation agents (the "DOCUMENTATION AGENTS").

         PRELIMINARY STATEMENTS:

         (1) The Borrower, the Lenders, the Administrative Agent, the Collateral Agent, the Co-Syndication Agents and the Documentation Agents have entered into a Credit Agreement, dated as of June 18, 2001 (the "CREDIT AGREEMENT"; the terms defined therein being used herein as therein defined unless otherwise defined herein).

         (2) The parties to the Credit Agreement have agreed to amend the Credit Agreement as hereinafter set forth.

         1. AMENDMENT. Subject to the conditions set forth in paragraph 2 hereof, the Credit Agreement is, effective as of September 30, 2001, hereby amended by deleting the reference in Section 8.01(i) of the Credit Agreement to "Closing Date through June 17, 2002" and the corresponding ratio of "4.9 to 1" and substituting therefor the following: "Closing Date through June 30, 2001" with a corresponding ratio of "4.9 to 1"; "July 1, 2001 through December 31, 2001", with a corresponding ratio of "5.25 to 1"; and "January 1, 2002 through June 17, 2002", with a corresponding ratio of "4.9 to 1".

         2. CONDITIONS TO EFFECTIVENESS. The amendments contemplated by this Agreement shall become effective upon the execution and delivery of counterparts hereof by the Required Lenders, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Borrower and the fulfillment of the following conditions:

                  (a) All representations and warranties contained in this Agreement and in the Credit Agreement and the other Loan Documents, in each case as amended hereby, shall be true and correct in all material respects.

                  (b) After giving effect to the amendments in this Agreement, no event shall have occurred and be continuing which constitutes a Default or an Event of Default.

         3. REFERENCE TO AND EFFECT ON THE LOAN DOCUMENTS. On and after the effective date of this Agreement, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Agreement. Except as specifically amended above, the Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Cash Collateral Agreement and all of the Collateral described therein do and shall continue to secure the payment of all obligations of Borrower described therein after giving effect to this Agreement.

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         4. FEE. The Borrower hereby agrees to pay to the Agent for the account of each Lender that shall have executed and delivered to the Agent a counterpart of this agreement no later than 5:00 p.m. (New York time) on November 13, 2001, a fee in the amount of ten basis points multiplied by such Lender's Commitment as of such date.

         5. MISCELLANEOUS.

                  (a) The Borrower reaffirms and restates the representations and warranties set forth in the Credit Agreement and the other Loan Documents, and all such representations and warranties shall be true and correct on the date hereof with the same force and effect as if made on such date. The Borrower represents and warrants (which representations and warranties shall survive the execution and delivery hereof) that:

                           (i) It is a duly organized, validly existing
                  corporation in good standing under the laws of its organization and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

                           (ii) No consent of any other person, including,
                  without limitation, shareholders or creditors of the Borrower, and no action of, or filing with any governmental or public body or authority, is required to authorize, or is otherwise required in connection with the execution, delivery and performance of this Agreement;

                           (iii) This Agreement has been duly executed and
                  delivered by a duly authorized officer on behalf of the Borrower, and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as enforcement thereof may be subject to the effect of any applicable (i) bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

                           (iv) The execution, delivery and performance of this
                  Agreement will not violate any law, statue or regulation applicable to the Borrower or any order or decree of any court or governmental instrumentality applicable to it, or conflict with, or result in the breach of, or constitute a default under, any of its contractual obligations.

                  (b) Nothing herein contained shall constitute a waiver or be deemed to be a waiver, of any existing Defaults or Events of Default, and the Lenders and the Agent reserve all rights and remedies granted to them by the Credit Agreement, the other Loan Documents, by law and otherwise.

                  (c) This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

                  (d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.


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                         IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                CMS ENERGY CORPORATION


                By       /s/ Alan M. Wright
                  ------------------------------------------------------------
                 Name:       Alan M. Wright
                 Title:      Executive Vice President, Chief Financial Officer
                             and Chief Administrative Officer



                BARCLAYS BANK PLC, individually as
                a Lender and as Administrative Agent, Collateral Agent and Issuing Bank


                By:     /s/ Sydney Dennis
                   -----------------------------------------------------------
                       Name:      Sydney Dennis
                       Title:     Director


                     [Additional bank counterpart signature
                         pages intentionally omitted.]


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